Exhibit 99.2

Consent of Raymond James & Associates, Inc.

Raymond James & Associates, Inc. (“Raymond James”) consents to the inclusion and description of our opinion letter dated February 9, 2018 to the Board of Directors of Pacific Premier Bancorp, Inc. (the “Opinion Letter”)  included as Appendix B to the prospectus/proxy and consent solicitation statement of Pacific Premier Bancorp, Inc. which forms a part of the Registration Statement on Form S-4 of Pacific Premier Bancorp, Inc. and the references to our firm in such prospectus/proxy and consent solicitation statement under the headings “Summary— Pacific Premier’s Reasons for the Merger and Factors Considered by Pacific Premier’s Board of Directors,” “The Merger—Background of the Merger,” “The Merger—Pacific Premier’s Reasons for the Merger and Factors Considered by Pacific Premier’s Board of Directors” and “The Merger—Opinion of Pacific Premier’s Financial Advisor.”

In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission promulgated thereunder, nor do we admit that we are experts with respect to any part of such Registration Statement within the meaning of the terms “experts” as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

RAYMOND JAMES & ASSOCIATES, INC.

Dated: April 6, 2018